Exhibit 99.1

10172 Linn Station Road

Louisville, Kentucky 40223

October 24, 2011

Dear NTS Mortgage Income Fund Stockholders:

We are writing to provide an update on the status of the Fund’s activities since our last report on May 26, 2011.

Financial Statements

Enclosed are unaudited financial statements for the period ended June 30, 2011, prepared on a liquidation basis under Generally Accepted Accounting Principles.  As reflected on the enclosed financial statements, at December 31, 2010, and June 30, 2011, the Fund’s net assets in liquidation for these periods totaled $685,092 or $0.21 per share, and $158,754 or $0.05 per share, respectively.

The Fund’s significant assets were appraised as of July 1, 2011.  Appraised values are an opinion of value which may or may not actually be realized at some date in the future.  The Fund’s Fawn Lake assets were appraised under two different scenarios, which resulted in a range of values. The first assumed a national builder would purchase approximately 160 lots in a particular section in Fawn Lake.  The second assumed there would be no purchase of these lots by the national builder.  The difference in the net values of the appraisals under the two scenarios was approximately $2.9 million.  The financial statements were prepared utilizing the lower value as the national builder with whom the Fund was negotiating at the time the appraisal was prepared ultimately did not contract for the purchase of the approximately 160 lots.  The Fund is currently negotiating with another national builder to purchase these same lots, but to date there has been no definitive agreement.  There is, furthermore, no assurance that these negotiations will result in a formal agreement to purchase these lots.  If a contract is entered into for the approximately 160 lots with this builder in the near future, it would result in a higher value for the Fund’s net assets in liquidation.

The Fund engaged the accounting firm of BKD, LLP to perform specific agreed-upon procedures on the books and records of the Fund as of June 30, 2011, and December 31, 2010.  BKD did not conduct an audit.  BKD performed procedures similar to those performed for the periods ending December 31, 2009, and June 30, 2010.  BKD noted no material exceptions or irregularities in the performance of the procedures.

For a complete understanding of the Fund’s financial condition, operating results and accounting practices, we strongly encourage you to review the enclosed financial statements and accompanying notes in their entirety.  This letter is not a substitute for such a review.

Funding Issues

The Fund’s lack of liquidity remains a significant challenge to its operations and orderly liquidation.  The Fund’s mortgage loan for its Fawn Lake Development with PNC Bank requires significant pay downs from each lot sale leaving little, if any, working capital to operate the Fund’s business.  The amount owed to PNC Bank at September 30, 2011, was $2.698 million.  The loan comes due on November 30, 2011.  It is unlikely the Fund will generate sufficient revenue to pay the mortgage loan when it is due, or be able to obtain financing to repay PNC Bank.  The Fund will attempt to negotiate a further extension of the loan with similar terms and conditions to those in the current loan.  Although the Fund and management believe a short-term extension may be granted by PNC Bank, there can be no assurance that PNC Bank will agree to a further extension or on what terms and conditions.

The Fund recently renewed its agreement with NTS Development Company and Residential Management Company (“NTS”) for the deferral of amounts due from the Fund to NTS, and for NTS to continue to make advances to cover shortfalls for the Fund’s expenses through December 31, 2011, excluding principal repayments due to PNC Bank.  In exchange, NTS and its affiliates required the Fund and its subsidiaries to execute promissory notes evidencing the obligation to repay the deferred amounts and the advances owed to NTS.  As of September 10, 2011, these advances total approximately $7.5 million and are due on December 31, 2011.  During the past year, nearly all of the Fund’s operating costs have been funded by advances from NTS.  It is unlikely the Fund will generate sufficient revenue to repay the promissory notes in full when due.

Fawn Lake Development

The challenges and difficulties in the real estate market continue to adversely affect the Fund’s Fawn Lake Development.  Only one lot has been sold at Fawn Lake during 2011 for $400,000.  Sales inquiries continue to be limited.  Six lots were sold during 2010 for approximately $1.54 million.  There are no unclosed sales or contracts to sell lots as of the date of this letter.  Approximately 440 lots remain to be sold at the Fawn Lake Development.

The Fund has continued its efforts to market Fawn Lake.  A number of parties have considered acquiring all or parts of the Fawn Lake Development, but to date none of these discussions have resulted in a signed contract.  If a contract is executed, the Fund anticipates issuing a press release and filing a Form 8-K to announce the agreement.  Exploring asset sales is part of the Fund’s continuing efforts to maximize the value of the property and the potential return to stockholders consistent with its Plan of Liquidation.

Florida Commercial Land

The only remaining asset of the Fund in Florida is its 50% interest in Orlando Lake Forest Joint Venture, a Florida joint venture (“OLFJV”) with NTS which owns 11 acres of land which was initially zoned for commercial development.  Approval was received changing the zoning of this land to allow multifamily use.  The Lake Forest Homeowners Association (“HOA”) unsuccessfully opposed the zoning change.  The HOA, however, has filed a lawsuit in the Circuit Court of Seminole County, Florida, in an attempt to circumvent the zoning decision or delay development of the land.  The Fund believes that the HOA’s lawsuit is unfounded, and will vigorously oppose this lawsuit.  A hearing on OLFJV’s Motion for Summary Judgment is set for December 2011, and trial in the matter is set for February 2012.  It is not possible to predict the outcome of this litigation at this time, but if determined adversely against the Fund’s interests, it could have a material, negative impact on the Fund’s net assets in liquidation and on any potential liquidating distributions.

Plan of Dissolution and Liquidation

As previously reported, in accordance with the Fund’s organizational documents in December 2008, the Fund adopted a Plan of Dissolution and Liquidation (“Plan of Liquidation”), and filed a certificate of dissolution with the Delaware Secretary of State.  Since then, the Fund has been in the process of the orderly liquidation of its assets and liabilities.  At this time, it appears unlikely the Fund will complete its liquidation within the Delaware three-year statutory period ending on December 31, 2011, primarily due to the status of the Fawn Lake Development.  Under Delaware law, the Fund may seek to extend its liquidation period by petitioning the Delaware Chancery Court.  Alternatively, under the Plan of Liquidation, the Board can transfer the Fund’s assets and liabilities into a liquidating trust.  The trust would continue in existence until all of the assets have been sold, proceeds received, liabilities have been settled and appropriate statutory periods have expired.

At this time, we anticipate requesting an extension of time to proceed with the Fund’s liquidation, transferring its assets and liabilities to a liquidating trust or undertaking a different course of action to further its liquidation process.  The Board and management are examining the possible alternatives.  The Fund anticipates providing further information concerning its liquidation plans in the next couple of weeks.

The timing and amounts of liquidating distributions, if any, will depend on the values at which the Fund can achieve the sale of its remaining assets, the timing of such sales, the amount of the Fund’s liabilities, and the establishment of appropriate reserves.

NTS Guaranty Corporation Obligation

As you may recall, NTS Guaranty Corporation (“NTS Guaranty”) has guaranteed that at the time the Fund completes its final liquidation, the total distributions made by the Fund to its stockholders will at least be equal to the stockholders’ original capital contributions.  As of September 30, 2011, the original capital contributions attributable to the Fund’s outstanding shares aggregated $63,690,000 with total distributions of approximately $23,141,000.  NTS Guaranty’s guaranty liability, however, is expressly limited to its assets.  The sole asset of NTS Guaranty is a $10 million demand note from Mr. J.D. Nichols, the Chairman of the Fund’s Board of Directors.

The Fund’s most recent analysis continues to anticipate that after payment of all of the Fund’s liabilities, the proceeds from liquidation of its assets, together with a $10 million payment from NTS Guaranty, will be insufficient to return to the Fund’s stockholders an amount equal to their original capital contributions.  The current estimate reflects such a significant shortfall that we believe it is highly unlikely to be recovered prior to the issuance of the final liquidating distributions.

NTS Guaranty also guaranteed in 2008 the PNC Bank mortgage loan on Fawn Lake.  In the event the guaranty to PNC Bank is called upon to repay all or a portion of the mortgage loan, the NTS Guaranty assets available to pay its guaranty to the Fund’s Stockholders would be reduced.

Future Reports

The Fund will continue to disclose material events and information by filing current reports on Form 8-K with the Securities and Exchange Commission (“SEC”) as appropriate.  The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC, as appropriate or on our website.  Further information about the Fund, including previously distributed reports, can be obtained free of charge on our website at www.ntsdevelopment.com.  If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

Very truly yours,

NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred.  For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur.  If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable.  We do not undertake any obligation to update these forward-looking statements.  Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties.  Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission.  Any forward-looking information provided by us pursuant to the safe harbor established by the private Securities Act of 1995 should be evaluated in the context of the factors.